Exhibit 107

Form S-8

(Form Type)

Anterix Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,100,000(2)	$37.79(3)	$41,569,000	0.0001476	$6,135.58

Total Offering Amounts					$41,569,000		$6,135.58

Total Fee Offsets							$0

Net Fee Due							$6,135.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Anterix Inc. that may from time to time be offered or issued under the Anterix Inc. 2023 Stock Plan (as amended, the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

This Registration Statement covers the registration of 1,100,000 shares of Common Stock in addition to shares previously registered under Registration Statements Nos. 333-273981, 333-201699, 333-209543, 333-215934, 333-222890, 333-229565, 333-236251, and 333-257115 on Form S-8. See Explanatory Note.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of Common Stock as reported on the Nasdaq on August 12, 2024.